Exhibit 99.1

January 28, 2005
For Immediate Release
Contacts:	Media Inquiries:	Shareholders'/Analysts' Inquiries:
	Chris Ahearn 704-758-2304	Paul Taaffe 704-758-2033

ROBERT NIBLOCK NAMED LOWE'S CHAIRMAN, PRESIDENT & CEO
UNDER SUCCESSION PLAN ANNOUNCED LAST APRIL
-- Tillman Retires After 42-Year Career --
-- Robert L. Johnson Appointed to Board of Directors --

MOORESVILLE, N.C. -  Lowe's Companies, Inc. (NYSE: LOW) announced today that company president Robert A. Niblock has assumed the additional roles of chairman and chief executive officer. Niblock, president for the past two years, succeeds retiring chairman and CEO Robert L. Tillman under the succession plan adopted by the board of directors last April.

"Bob Tillman's commitment to excellence and complete dedication to Lowe's, our customers, employees and shareholders helped this company become what it is today," said Niblock. "Lowe's will be forever grateful for his 42 years of vision, leadership and service, and we certainly wish him the best in his retirement."

Niblock, 42, has served as chairman and CEO-elect and as a member of the board of directors since April 5, 2004, when Tillman announced his plans to retire at the end of Lowe's 2004 fiscal year. Today's action successfully completes the board's orderly succession plan that transitions leadership of the company to the next generation of management.

"I am retiring from what I honestly think is the best company and group of employees ever assembled," said Tillman. "Lowe's has a proven formula for success, a deep and talented management team led by Robert Niblock, and a commitment to outstanding customer service that will serve as its foundation for success well into the future."

In addition, Lowe's board of directors appointed Robert L. Johnson to the board to serve the remainder of Tillman's unexpired term. Johnson, 58, is the founder, chairman and CEO of Black Entertainment Television (BET) and the majority owner of the Charlotte Bobcats of the National Basketball Association.

"Bob Johnson is recognized as a top business leader with world class experience," said Niblock, "and will be a great asset to Lowe's board of directors and our company. It is a pleasure to welcome him to our board."

With fiscal year 2003 sales of $30.8 billion, Lowe's Companies, Inc. is a FORTUNE 50 company that serves approximately 10 million customers a week at more than 1,075 home improvement stores in 48 states. In 2004, FORTUNE named Lowe's America's Most Admired Specialty Retailer for a second consecutive year. Based in Mooresville, N.C., the 59-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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